PHASE I OPTION AGREEMENT
                               (2101 Kennedy Option)


     THIS AGREEMENT, made and entered into this 10th day of February, 1999, by and between Hillcrest Development, a Minnesota limited partnership, hereinafter called "Owner," and R&D Systems, Inc., a Minnesota corporation, or its only permitted assignee, Techne Corporation, hereinafter called "Buyer";

     WITNESSETH:

     WHEREAS, Owner is the fee simple owner of certain real properties improved with buildings commonly known as 2101 Kennedy and 659 Cleveland and is the fee simple owner of real property used for surface parking lots commonly known as the "Triangular Portion" and the northerly portion of the MT-BN lot (consisting of land which can contain up to 474 parking stalls), all of which are located in the City of Minneapolis, County of Hennepin, State of Minnesota, and legally described in Exhibit A hereto attached ("Parcels"); and

     WHEREAS, Buyer and Owner have prior to the execution of this Option Agreement entered into a Purchase Agreement for the purchase and sale of real property which includes properties commonly known as 614 McKinley, 640 McKinley and 2201 Kennedy ("Purchase Agreement") and have simultaneously with the execution of this Option Agreement entered into an additional option agreement with respect to 2001 Kennedy and certain real property to be used for parking purposes ("Phase II Option"); and

     WHEREAS, Buyer desires to obtain an option to purchase the Parcels, all personal property items owned by Owner and exclusively used by Owner in the maintenance and operation of the Parcels and chosen to be purchased by Buyer ("Personal Property"), all guarantees and warranties in effect regarding improvements to the Parcels ("Warranties") and all contracts and permits affecting the Parcels selected by Buyer ("Contracts") (hereafter the Parcels, Personal Property, Warranties, and Contracts are collectively referred to as the "Property"); and

     WHEREAS, Owner is willing to grant such an option on the terms and provisions hereinafter contained.

     NOW, THEREFORE, in consideration of One Dollar ($1.00) and other good and valuable consideration herewith paid by Buyer to Owner, the receipt and sufficiency of which is hereby acknowledged by Owner, and in further consideration of the mutual covenants and agreements herein contained, it is agreed by and between the parties hereto as follows:

     1. Option. Owner hereby grants to Buyer, for the period beginning on the date hereof and ending at 11:59 o'clock p.m., on November 15, 2001 (the "Option Termination Date"), the exclusive right and option to purchase the Property upon the terms and conditions herein contained.

     2. Exercise of Option. The option herein granted shall be deemed fully exercised as to the Property if (i) on or before the date of closing under the Purchase Agreement as may be extended by amendment to the Purchase Agreement, the Buyer pays to Title, as defined in the Purchase Agreement attached hereto as Exhibit B ("Exhibit B Purchase Agreement"), as Escrow Agent for both parties, the cash portion of the Option Fee, as hereafter defined, and delivers to Owner the non-cash portion of the Option Fee, namely, the Warrants, as hereafter defined; and (ii) the Buyer gives to the Owner, before the Option Termination Date, a written notice of election to purchase the Property. Service of such notice shall be sufficient if served personally or if timely deposited in the United States mail addressed to Owner as hereinafter provided and received by Owner on or prior to the Option Termination Date. Failure to timely provide such notice or timely pay the Option Fee to Owner and Title, shall automatically terminate the option herein granted to Buyer and Title shall remit the cash portion of the Option Fee in its possession to Owner and any accrued interest thereon to Buyer. Upon receipt by Title of the Option Fee and the receipt by Owner of the notice and the Warrants, the parties shall execute the Exhibit B Purchase Agreement. The Option Fee shall consist of nonrefundable cash in the amount of $2,000,000.00 and nonrefundable warrants with a cashless exercise provision ("Warrants") to purchase 60,000 shares of Techne Corporation, during a six (6) year period commencing on the first anniversary of its delivery, accompanied by registration rights specified in attached Exhibit E. Notwithstanding the foregoing or any other provision of this Option Agreement to the contrary, the option granted hereunder shall not be exercisable and shall be deemed null and void (i) in the event Buyer or Techne Corporation has not yet acquired from Owner the real property covered by the Purchase Agreement on or before the scheduled date of closing, as may be extended by an amendment to the Purchase Agreement; or (ii) provided Owner has acquired fee title to the property covered by the Phase II Option, in the event Buyer or Techne Corporation fails to pay Owner the Option Fee as stated in and required by the Phase II Option prior to the actual exercise of the option herein granted to Buyer; or (iii) in the event the entire Property is condemned prior to Buyer's exercise of the Option. Upon execution of the Exhibit B Purchase Agreement by both parties, the Option Fee shall be deemed the "Deposit" as defined in the Exhibit B Purchase Agreement.

     3. Purchase Price. The purchase price for the Property shall be Seven Million Nine Hundred Fifty-One Thousand and 00/100ths Dollars ($7,951,000.00) payable in cash to Owner at the closing plus the Warrants. Buyer shall receive at closing as a credit against the purchase price for the cash portion of the Option Fee previously paid. The purchase price shall be allocated between the following portions of the Property upon execution of the Exhibit B Purchase
Agreement:

$______________ to 2101 Kennedy, $________________ to 659 Cleveland,

$_____________ to Triangular Portion and $_____________ to MT-BN parking lot.

     4. Representations and Warranties by Owner. Owner represents and warrants to Buyer:

    (a) If Buyer duly exercises the option herein granted, Owner shall, subject to performance by Buyer of the covenants and agreements to be performed by it under the Exhibit B Purchase Agreement, execute and deliver to Buyer, at closing, as defined in the Exhibit B Purchase Agreement, a warranty deed ("Deed") conveying good and marketable title to the Property subject only to the exceptions ("Permitted Encumbrances") noted on Exhibit C hereto attached. Owner will not place of record or cause to be incurred within thirty (30) days of the date of closing of the property pursuant to the Purchase Agreement any liens or encumbrances against the Property other than the Permitted Encumbrances.

    (b) To the extent commercially reasonable after any condemnation and/or casualty to the Property, Owner will continue to operate, maintain and repair the Property as it is being currently operated, maintained and repaired.

    (c) Owner will maintain fire and extended coverage insurance for at least $8,000,000.00 on the 2101 Kennedy Building and $350,000.00 on the 659
        Cleveland Building to the extent it can be economically purchased.
        It is assumed that any aggregate increases of less than one hundred percent (100%) of the current cost shall be economical.

    (d) Owner will not hereafter knowingly lease the Property to tenants who engage in the business of generation and/or storage of hazardous materials and will insert in all new leases hereafter entered into a prohibition of such business of generation and/or storage of hazardous materials but the foregoing shall not be breached if any tenant, without Owner's consent or knowledge engages in such activities. Owner will take appropriate action to terminate the rights of any tenant who violates such prohibition.

    (e) Owner will have marketable and insurable record title to the Property as of closing, subject only to the Permitted Encumbrances.

    (f) To the best of Owner's knowledge, the information supplied to Buyer with respect to the Property including copies of leases, materials described in Exhibit C to the Purchase Agreement but excluding the materials described in Exhibit D to the Purchase Agreement is complete and correct.

    (g) At closing, Owner shall assign to the extent they are assignable, all of Owner's interest in the "Other Agreements" and "Leases" as defined in the Exhibit B Purchase Agreement.

    (h) Owner has not received any notice nor are they aware of any pending or threatened action to take by eminent domain or by deed in lieu thereof all or any portion of the Property.

    (i) Owner shall be solely responsible for and shall pay on the date of closing any deferred tax or assessment, including, but not limited to, those referred to in Minnesota Statutes Section 273.11 (the so-called "Green Acres recapture"), catch-up or adjustment in future taxes due as a result of the Property having been classified under any designation authorized by law to obtain a special low ad valorem tax rate or receive either an abatement or deferment of ad valorem taxes.

    (j) Owner is not a "foreign person" as contemplated by Section 1445 of the Internal Revenue Code, and that at the closing Owner will deliver to Buyer a certificate so stating, in a form complying with the Federal tax law.

    (k) This Option Agreement has been duly and validly authorized, executed and delivered by Owner and the obligations of Owner hereunder and thereunder are valid and legally binding, and this Option Agreement is enforceable against Owner in accordance with its terms.

    (l) Except as shown by the materials described in Exhibit C and Exhibit D of the Purchase Agreement, except for acts of Buyer, as a possible tenant of the Property and the use by Buyer of hazardous materials, except for asbestos used as a building material for the Property and except for an underground fuel oil tank located north of 2101 Kennedy and an underground waste oil tank at 659 Cleveland, to the best of Owner's knowledge, Owner has not generated, manufactured, buried, spilled, leaked, discharged, emitted, stored, disposed of, used or released any Hazardous Substance (as hereafter defined) about the Property, except as may have occurred as a result of operating the Property and in any such event such activities were at all times in compliance with Environmental Laws as hereafter defined and has not knowingly permitted any other party to do any of the same. Except for and to the extent of the matters specifically described in Exhibit C and Exhibit D of the Purchase Agreement, except for acts of Buyer, as a possible tenant of the Property and the use by Buyer of hazardous materials, except for asbestos used as a building material for the Property and except for an underground fuel oil tank located north of 2101 Kennedy and an underground waste oil tank at 659 Cleveland, Owner has received no notice of and has no actual knowledge, without inquiry (a) that any Hazardous Substance are or have ever been generated, manufactured, buried, spilled, leaked, discharged, emitted, stored, disposed of, used or released about the Property, except as hereinbefore provided, or (b) of any, requests, notices, investigations, demands, administrative proceedings, hearings, litigation or other action proposed, threatened or pending relating to any of the Property and alleging non-compliance with or liability under any Environmental Law, or (c) that any above-ground or underground storage tanks or other containment facilities of any kind containing any Hazardous Substance are or have ever been located about the Property, or (d) that Owner's operations on the Property have been in compliance with all federal, state and local environmental laws, ordinances, rules and regulations, relating to the handling, storage and disposal of the Hazardous Material. For purposes hereof, Hazardous Substance means asbestos, urea formaldehyde, polychlorinated biphenyls, nuclear fuel or materials, radioactive materials, explosives, known carcinogens, petroleum products and by-products (including crude oil or any fraction thereof), and any pollutant, contaminant, chemical, material or substance defined as hazardous or as a pollutant or a contaminant in, or the use, manufacture, generation, storage, treatment, transportation, release or disposal of which is regulated by, any Environmental Law. For purposes hereof, Environmental Law means any federal, state, county, municipal, local or other statute, ordinance or regulation which relates to or deals with the protection of the environmental and/or human health and safety, including all regulations promulgated by a regulatory body pursuant to any such statute, ordinance, or regulation, including, the Comprehensive Environmental Response and Liability Act of 1980 ("CERCLA"), as amended, 42 U.S.C. Sectopm 9601 et. seq., the Resource Conservation and Recovery Act ("RCRA"), as amended, 42 U.S.C. Section 6901 et. seq., the Federal Water Pollution Control Act, as amended, 33 U.S.C. Section 1251 et. seq., the Clean Air Act, as amended, 42 U.S.C. Section 7401 et. seq., and Minnesota Statutes Section 115B.01 et seq.

    (m) To the best of Owner's knowledge, no unrecorded condition, restriction, obligation or agreement not previously disclosed to Buyer exists which affect the Property or Buyer's ability to use the Property for the Current Uses.

    (n) To the best of Owner's knowledge, no portion of the Property is located within an area designated as a "flood plain" or "flood prone area" under any statute, regulation, or ordinance.

    (o) To the best of Owner's knowledge, the Property is free from any use or occupancy restrictions, except those imposed by zoning laws and regulations, and no part is dedicated or has been used as a cemetery or burial ground.

    (p) To the best of Owner's knowledge, no fact or condition exists which would result in the termination of the current access to the Property from any presently existing streets (except the parties' proposed vacation of Cleveland Street (north of Kennedy Street and south of Summer Street)) and roads adjoining or situated on the Property or to any existing sewer or other utility facilities servicing, adjoining or situated on the Property. To the best of Owner's knowledge, all utilities needed for Current Uses are available to the Property.

    (q) There is no litigation at law or in equity, and no action, litigation, investigation or proceedings of any kind, including, but not limited to, administrative or regulatory authority, pending or threatened against the Property, or the Owner, or affecting the ability of Owner to consummate the transaction contemplated herein and Owner knows of no facts which could give rise to any such action, litigation, investigation or proceeding with respect to the Property or the Owner.

    (r) To the best of Owner's knowledge, there are no outstanding citations or notices of violations of any statutes, ordinances or regulations of any kind, with respect to the Property and to the best of Owner's knowledge, there are no structural defects in the Buildings including the roof, but the foregoing shall not be construed as a warranty for the roof of the Buildings.

    (s) To the best of Owner's knowledge, (i) the Property is zoned for the Current Uses, (ii) the Property contains no wells, and (iii) the Property does not contain any septic systems.

    (t) To the best of Owner's knowledge, except for a right that may be granted by Owner to RREEF Venture Capital Fund L.P., or any of its affiliates (hereinafter "RREEF"), to purchase the Property which right shall be contingent on the termination of this Option Agreement, no other party has any right, title or interest in and to the Property, including the right to purchase the Property, except as set forth as a Permitted Encumbrance and except for the rights of tenants, as tenants only.
        Owner represents and warrants that in the event it enters into a purchase agreement with RREEF for the sale of the Property contingent upon the termination of this Option Agreement, such purchase agreement will be entered into only if RREEF executes a quitclaim deed in favor of Owner as to the Property to be placed in escrow with Title and to be delivered upon Buyer's closing its purchase of the Property under the Purchase Agreement.

    (u) Owner shall cure any violations of law or municipal ordinance, orders or requirements for which Owner had received a notice of violation prior to the closing which would affect the Buyer's use of the Property and which would be binding upon the Property or Buyer after the closing, it being understood that the Property is to be renovated upon its purchase and no such violation need be cured if as a result of the renovation the violation becomes moot.

    (v) Owner, when it purchased the Property, was provided original Tenant Estoppel Certificates for the five tenants ("Five Tenants") in Suites 212 (Dwyer Sales), 309 (Sarah Ruplin), 312 (Schaffer Fine Art Services, Inc.), 319 (David Walter) and Suites 204 & 15 (Jeff Rabkin) indicating no renewal options existed despite lease language that may indicate otherwise. Owner has provided Buyer with copies of such Tenant Estoppel Certificates. Owner will not hereafter enter into any new leases or enter into any new renewals of any leases, which do not contain provisions allowing the landlord the right to terminate such lease upon three months notice in the event of a sale of the Property. Except for the Five Tenants and subject to the availability by the remaining tenants of bankruptcy laws or other laws that may delay the enforcement of landlord's remedies, Owner will use its best efforts to terminate existing leases prior to July 1, 2002 if with notice of Buyer's exercise of the option herein granted, Buyer agrees in writing to close on July 1, 2002 and not before.

        None of the foregoing warranties shall be construed as a warranty as to the sufficiency of parking, it being understood that parking requirements are dependent on the usage of the Property by the Buyer.

        Except for the foregoing warranties, Buyer acknowledges that it is purchasing the Property in its "as is" condition relying solely on its inspection and knowledge of the Property.

        Owner covenants that prior to the termination of this Option Agreement, it will not knowingly take any affirmative action that would purposely cause any of the representations and warranties contained herein to be materially breached. The sole and exclusive remedy for Buyer under any theory of law for a breach by Owner of this covenant shall be the return of the cash portion of the Option Fee, if Buyer chooses not to exercise the option. If Buyer exercises the Option with knowledge of such breach by Owner, Buyer shall be deemed to have waived such breach.

     5. Right to Enter; Soil Tests; Surveys. Prior to Buyer's exercise of the options herein granted to Buyer and subject to the rights of tenants, Buyer and its agents shall have the right to enter upon the Property for purposes of making soil tests, surveys, and engineering and architectural studies and tests. Buyer hereby agrees to indemnify and hold harmless Owner from all liabilities, expenses and attorneys' fees incurred by Owner and arising out of such entry, or the taking of such tests, surveys, analysis, studies and tests upon the Property. This indemnification and hold harmless agreement shall survive termination or expiration of this Agreement and of the option granted under this Agreement, exercise of the option, and/or consummation of the transaction herein contemplated. All results of surveys, topographies and tests will be forwarded to Owner and Buyer hereby consents to Owner utilizing the same, and if Buyer fails to exercise its option, all the originals of such materials will be deemed the property of Owner and Buyer agrees to promptly furnish such originals at Owner's request.

     6. No Commissions. Each party represents and warrants to the other that they have not incurred any real estate brokerage fees, finder's fees, or any other fees or commissions of any kind or nature due or owing to any third party as a result of the execution of this Option Agreement or as a result of the sale of any of the Property. Owner and Buyer each hereby indemnify the other against and shall hold the other harmless from any and all claims, damages, costs or expenses of or for such fees or commissions that have been incurred by their actions.

     7. Notices. Any notice or election herein required or permitted to be given or served by either party hereto upon the other shall be deemed given or served in accordance with the provisions of this Agreement, if served personally or if mailed by United States registered or certified mail, postage prepaid, properly addressed as follows:

     If to Owner:     Hillcrest Development
                      2424 Kennedy Street NE
                      Minneapolis, MN  55413
                      Attention:  Scott M. Tankenoff

     with a copy to:  Maun & Simon, PLC
                      2000 Midwest Plaza Building West
                      801 Nicollet Mall
                      Minneapolis, MN  55402
                      Attention: Charles Bans, Esq.

     If to Buyer:     R & D Systems, Inc.
                      614 McKinley Place
                      Minneapolis, MN  55413
                      Attention:  Tom Oland, CEO

     with a copy to:  Fredrikson & Byron, P.A.
                      900 Second Avenue South, Suite 1100
                      Minneapolis, MN  55402
                      Attention:  Chuck Diessner

Each mailed notice of communication shall be deemed to have been given when served upon, the party to which addressed or if mailed on the date the same is actually received by the addressee. The addresses to which notices are to be mailed to either party hereto may be changed by such party by giving written notice thereof to the other party in the manner above provided.

     8. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto, and their respective successors and assigns. It is expressly agreed that this Agreement shall be assignable by Buyer; provided, however, that no such assignment shall be valid unless written notice thereof has been first provided to Owner.

     9. Recording. The parties agree to simultaneously execute a recordable memorandum of Option Agreement ("Memorandum") in the form of Exhibit D hereto attached for purposes of memorializing of record this Agreement. Buyer shall deposit upon execution of this Agreement in escrow with Title a quitclaim deed to the Property in favor of Owner in the event Buyer fails to consummate its purchase from Owner of the Property but Title shall not release the quitclaim deed from escrow and/or record the deed until after Title has provided Buyer with at least five (5) days prior written notice.

     10. Condemnation. If any portion of the Property but not the entire Property is condemned prior to the exercise of the option herein granted, any proceeds received by Owner shall first be applied by Owner to restore the Property to the extent commercially reasonable, and the balance, if any, applied against the Purchase Price if the option is exercised and Buyer consummates its purchase of the Property pursuant to the Exhibit B Purchase Agreement. If the entire Property is condemned prior to the exercise of the option, this option shall be null and void and fifty percent (50%) of the cash portion of the Option Fee previously paid by Buyer to Owner shall be refunded to Buyer.

     11. Casualty. If any "major" damage to the 2101 Kennedy Building occurs prior to the exercise of the option granted herein, Buyer shall elect within thirty (30) days of notice from Owner as to the amount of insurance proceeds to be received by Owner whether Buyer (i) wishes to terminate its rights under this Option Agreement, or (ii) wishes to then exercise its option and close pursuant to the Exhibit B Purchase Agreement (without regard to the provisions therein as to casualty and damage) with a credit against the Purchase Price equal to the actual insurance proceeds received by Owner but in no event shall such credit exceed the excess of the Purchase Price over one-half of the cash portion of the Option Fee. If any "minor" damage to the 2101 Kennedy Building occurs prior to the exercise of the option granted herein, Owner must use the available insurance proceeds to restore such building unless within thirty (30) days of notice from Owner as to the amount of insurance proceeds to be received by Owner, Buyer elects to exercise its option and close pursuant to the Exhibit B Purchase Agreement (without regard to the provisions therein as to casualty and damage) with Buyer receiving a credit against the Purchase Price equal to the actual insurance proceeds received by Owner but in no event shall such credit exceed the excess of the Purchase Price over one-half of the cash portion of the Option Fee.

     If any damage occurs to the 659 Cleveland Building prior to Buyer's exercise of its option herein granted, Owner can solely elect whether to restore such building or in the event Buyer exercises its option to give a credit to Buyer against the Purchase Price of any applicable insurance proceeds received by Owner but in no event shall such credit exceed the excess of the Purchase Price over one-half of the cash portion of the Option Fee.

     For purposes of this paragraph 11, a "major" damage is defined as damage more than 25% of the value of the 2101 Kennedy Building and a "minor" damage is defined as damage to such building in an amount less than or equal to twenty-five percent (25%) of the value of such building.

     12. Proposed Vacation of Cleveland Street. It is contemplated by the parties that part of Cleveland Street lying north of Kennedy Street and south of Summer Street will be vacated by Owner and the parties agree that upon such vacation, the easterly one-half of the vacated street shall accrue to the Property with the westerly one-half accruing to the property common known as 2001 Kennedy and the parties will execute and deliver such deeds as are necessary to accomplish the same.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement the day and year first above written.

OWNER:                          BUYER:

Hillcrest Development           R & D Systems, Inc.


By: /s/ Scott Tankenoff         By: /s/ Thomas E. Oland
   Its:  General Partner           Its:  President



                         ACKNOWLEDGMENT BY TITLE

     The undersigned acknowledges receipt of a copy of the foregoing and agrees to act as Escrow Agent for the parties and to invest the cash portion of the Option Fee in an interest-bearing federally insured bank account.
                                 First American Title Insurance Company


                                 By: /s/ Rodney D. Ives
                                    Its: Assistant Vice President



                                EXHIBIT B
                             PURCHASE AGREEMENT
                           (2101 Kennedy Option)


     THIS AGREEMENT is entered into this _____ day of __________, ______, by and between Hillcrest Development, a Minnesota limited partnership (hereafter referred to as the "Seller"), and R & D Systems, Inc., a Minnesota corporation, (the "Buyer"), upon the basis of the following facts, understandings and intentions of Seller and Buyer.

     RECITALS:

     1. Seller is the fee simple owner of real properties ("Land") improved with buildings ("Buildings") commonly known as 2101 Kennedy and 659 Cleveland and is the fee simple owner of real property used for surface parking lots ("Parking Land") commonly known as the "Triangular Portion" and the MT-BN Lot, all of which are located in the City of Minneapolis, County of Hennepin, State of Minnesota, and legally described in Exhibit A hereto attached.

     2. Buyer has pursuant to an Option Agreement ("Option Agreement") duly exercised an option granted by Seller to purchase the Land, the Buildings, the Parking Land, and all licenses, permits, equipment, fixtures and furnishings and all other personal property, tangible or intangible, owned by Seller and currently located on the Land and solely used in the operation and maintenance of the foregoing (hereafter said licenses, permits, equipment, fixtures and furnishings and other included personal property shall be referred to in the aggregate as "Personal Property," and hereafter the Land, the Building, the Parking Land, and Personal Property is sometimes referred to in the aggregate as the "Property") in accordance with the terms and conditions hereinafter set forth.

     3. Seller is willing to grant and extend to Buyer such purchase right as the terms hereafter set forth.

     NOW, THEREFORE, in consideration of the agreements hereinafter provided and other good and valuable consideration, Seller agrees to sell and Buyer agrees to purchase from Seller the Property, together with and including all hereditaments, appurtenances, easements and rights of way thereunto belonging or in any way appertaining and also the right, title and interest (if any) of Seller in and to the bounding and abutting streets, alleys and highways, subject to and upon the following terms and conditions:


                                SECTION I
                              PURCHASE PRICE
     It is hereby agreed that the Purchase Price of the Property shall be Seven Million Nine Hundred Fifty-One Thousand and 00/100 Dollars ($7,951,000.00) plus nonrefundable warrants ("Warrants") with a cashless exercise provision to purchase 60,000 shares of Techne Corporation, during a six (6) year period commencing on the first anniversary of its delivery accompanied by registration rights of the stock purchased pursuant to the Warrants specified in Exhibit D hereto attached (the "Purchase Price"), which shall be paid by Buyer to Seller as follows:

    (i)  $2,000,000.00 has already been paid into escrow as provided for in
         Section II below.

    (ii) The Warrants have already been delivered to Seller.

    (iii) The remainder of the Purchase Price, namely, $5,951,000.00 will be payable at closing in immediately available funds.

    The Purchase Price shall be allocated as follows:

    $_________________ to 2101 Kennedy;
    $_________________ to 659 Cleveland;
    $_________________ to Triangular Portion; and
    $_________________ to MT-BN Lot.


                                    SECTION II
                             EARNEST MONEY DEPOSIT

     Buyer has already deposited in escrow with First American Title Insurance Company (the "Escrow Agent" and sometimes hereafter "Title") the sum of $2,000,000.00, (this sum plus all accrued interest thereon shall be referred to as the "Deposit") which shall be retained by the Escrow Agent for the benefit of Seller and Buyer in accordance with the provisions of this Purchase Agreement. The parties hereby agree to execute such documentation, if any, reasonably required by the Escrow Agent in connection with the disbursement of the Deposit and establishment of said earnest money escrow referenced above.


                                   SECTION III
                        INVESTMENT AND DISBURSEMENT OF DEPOSIT

     The Escrow Agent is hereby directed to invest the Deposit represented by cash in a segregated U.S. Treasury-backed money market account with U.S. Bancorp in Minneapolis, Minnesota.

     The Deposit shall be disbursed by the Escrow Agent as follows:

          (a) Except as provided for in (b) or (c) below, the Deposit shall be deemed nonrefundable and shall be delivered to Seller either upon the termination of this Purchase Agreement or upon the closing of the sale of the Property as partial payment of the Purchase Price.

          (b) Fifty percent (50%) of the Deposit shall be delivered to Buyer in the event: (i) Buyer terminates this Purchase Agreement pursuant to Sections IV, V, VI or XII (in the event Buyer terminates this Purchase Agreement because Seller is in material breach of its representations and warranties other than pursuant to the last paragraph of Section IX) hereof; (ii) Buyer terminates this Purchase Agreement pursuant to
     Section XVI hereof; (iii) Buyer terminates this Purchase Agreement pursuant to Section XVII hereof.

          (c) One hundred percent (100%) of the Deposit shall be delivered to Buyer in the event Buyer chooses to terminate this Purchase Agreement pursuant to the last paragraph of Section IX, the last paragraph of
     Section XII, or as a result of Seller refusing to perform any of its obligations set forth herein pursuant to Section XII other than a breach of its representations and warranties.

          (d) Interest in the Deposit shall inure to the benefit of Buyer, in all events.


                                 SECTION IV
                          BUYER'S CONDITIONS PRECEDENT

     Seller agrees that this Purchase Agreement shall be conditioned upon Buyer satisfying itself, in its sole and absolute judgment, that the following conditions precedent with respect to the Property are met:

          (a) Buyer's inspection and approval of the Land, the Building, the Parking Land, Personal Property, the Other Agreements (as hereinafter defined) and all other information required herein to be provided to Buyer by Seller, all during regular weekday business hours. Seller agrees to allow Buyer and its agents the right of any ingress or egress over and through the Property for the purpose of inspecting the same and making other observations as Buyer deems reasonably necessary. Buyer agrees to indemnify and hold Seller harmless from all injury, death or property damage or claims of any kind whatsoever including mechanic's liens arising out of or in any way incidental to Buyer's presence on the Property for the purposes aforesaid. This indemnity shall survive the termination of this Purchase Agreement, regardless of which party elects to terminate this Purchase Agreement. To the extent Seller has not already done so, Seller agrees to provide to Buyer copies of or allow Buyer access to the following items within ten (10) days from the execution of this Purchase Agreement:

               (i) copies of Plans and Specifications, blueprints, operating manuals, surveys and licenses, if any, in Seller's possession, used to operate the Buildings and the remainder of the Property;

               (ii) complete copies of all contracts ("Other Agreements") and leases ("Leases") currently affecting the Property;

               (iii) copies of all permits or authorizations, if any, in Seller's possession, required to be issued by any governmental body having jurisdiction in connection with any state of facts or activity presently existing or being carried on with respect to the Property;

               (iv) copies of all warranties and guaranties, if any, which are still effective and which pertain to the Property or any portion thereof ("Warranties");

               (v) inventory of the Personal Property owned by the Seller and located on the Land and used in connection with the operation of the Property;

          (b) Buyer may use the Property for its existing uses and its uses of the property located at 2201 Kennedy, 614 McKinley and 640 McKinley, as of February, 1999 ("Current Uses") without being in violation of any zoning classification, land use classification, environmental requirement, or any other use classification or building classification or requirement established by any entity or authority having legal jurisdiction or authority thereover.

          (c) All utilities, including but not limited to electricity, gas, water (fire and domestic) storm and sanitary sewer, are available on site, through valid and adequate public or private easements for Current Uses; provided that in the case of private easements, they are appurtenant to the Property, or on the Property's side of abutting streets of size and capacity sufficient to serve the Current Uses.

          (d) Buyer approving, as provided in Section V(A) hereof, any environmental audits for the Property.

          (e) Within thirty (30) days of the date of this Purchase Agreement, Seller shall provide Buyer with original estoppel certificates from all tenants of the Property in form reasonably acceptable to Buyer to the extent Seller is able to obtain the same by exercising its best effort.

     This Purchase Agreement shall be deemed terminated and neither party liable to the other herein unless Buyer affirmatively accepts or waives in writing to Seller the foregoing conditions by January 15, 2002. Upon any such termination of this Purchase Agreement by Buyer failing to waive or accept all of the foregoing conditions or as provided in the last sentence of this Section, all parties hereto shall be released from all duties and obligations to each other contained herein (except for Buyer's Indemnity under Sections IV(a) and V(A) hereof) and upon such termination Buyer shall be entitled to a partial or full refund of the Deposit as described in Sections III(b) or III(c) hereof. Notwithstanding the foregoing, Buyer may elect to terminate this Purchase Agreement between January 15, 2002 and the date of closing in the event (i) environmental testing done between such dates pursuant to Section V hereof reveal a contamination previously unknown on January 15, 2002, or (ii) a change in any item referred to in (b) above occurs between January 15, 2002 and the date of closing so as to prohibit the use of the Property for Current Uses.


                                SECTION V
                          ENVIRONMENTAL AUDITS AND SURVEY

     A. Environmental Audits. Seller has provided to Buyer prior to January 6, 1999 environmental reports ("Environmental Reports") for the Property at no cost or expense to Buyer which are described in Exhibit C hereto attached and that except for the "Exhibit D" information described in paragraph 4(l) of the Option Agreement, to the best of Seller's knowledge, such materials constitute all of the environmental reports in Seller's possession or control. Buyer shall have the right to do additional environmental audits and/or soil tests subject to the reasonable prior written approval of Seller regardless of the cost as long as Buyer pays for all of such costs; provided, however, no such additional testing shall be done beyond January 15, 2002 unless the testing is based on new information not previously known to Buyer. If such additional tests reveal the presence of any material amounts of hazardous materials not disclosed in the Environmental Reports, and not otherwise "known" to Buyer as of July 1, 1999, Buyer may terminate this Purchase Agreement by giving Seller notice of the same prior to (i) January 15, 2002 for the discovery of such materials prior thereto or (ii) the closing date for the discovery of such materials after January 15, 2002 and prior to the closing date and upon such termination Buyer shall be entitled to a partial or full refund of the Deposit as described in Sections III(b) or III(c) hereof. Buyer shall be deemed to have "known" of any hazardous materials if Buyer had in its possession copies of materials describing such hazardous materials as of July 1, 1999. Buyer agrees to indemnify and hold Seller harmless from all mechanic's liens liability and other costs and expenses arising from Buyer's doing such additional environmental audits and/or soil tests. The foregoing indemnity shall survive the termination of this Purchase Agreement.

     B. Survey. Seller has provided Buyer with a survey ("Survey") of the Property.

     C. Copies of Documents. To the extent not already done, Seller shall promptly deliver to Buyer or make available to Buyer copies of all soil tests, environmental audits, surveys and other documents relating to the physical properties of the Property which are within Seller's control and Buyer agrees to promptly deliver to Seller copies of all of such items which are within Buyer's control.


                                    SECTION VI
                                   TITLE EVIDENCE
     A. Seller will, at Seller's expense, provide Buyer within fourteen (14) days after the date hereof with a commitment(s) (the "Commitment") for an Owner's Policy of Title Insurance for the Property issued by Title along with updated Surveys certified to Title, Buyer, Techne Corporation and Buyer's lender. Buyer shall pay at closing the premium for the actual title insurance policy, if any, to be purchased by Buyer. The Commitment shall include waiver of standard exceptions, a zoning and comprehensive endorsements and a contiguity endorsement as to the Land and each separate parcel comprising the Parking Land and shall include legible copies of all documents, maps, or plats set forth therein as affecting the Property and shall be issued through Title in its capacity as a title insurance company by its local office or by its local agent (the "Title Company") situated in the county where the Property is located. The Commitment shall be issued in the name of Buyer, Techne Corporation and Buyer's lender.

     B. Within thirty (30) days after receiving the Commitment and the updated Surveys, Buyer shall deliver to Seller a written statement containing any objection Buyer has to the state of title, including Survey objections but excluding objections to Permitted Encumbrances and excluding matters described by surveys provided to Buyer prior to February 26, 1999. If such statement of objection is not delivered by such date, title shall be deemed approved by Buyer except for Schedule B, Section 1 requirements of the commitment ("Requirements") which Seller agrees to satisfy at closing. If any objection other than the Requirements is not cured or removed by the closing date, Buyer, at its option, may, prior to the closing date, either (i) accept title as it is, subject to Seller's obligations to satisfy the Requirements; or (ii) terminate this Purchase Agreement. Seller shall have no obligations to cure any Permitted Encumbrances. Upon any such termination all parties shall be released from all duties or obligations contained herein (except for Buyer's Indemnity under Sections IV(a) and V(A) hereof) and Buyer shall be entitled to a partial or full refund of the Deposit as described in Sections III(b) or III(c) hereof.


                                    SECTION VII
                                   1031 EXCHANGE

     At either party's request, the other party agrees to cooperate with the requesting party in a deferred or simultaneous Section 1031 like kind exchange(s) of all or any portion of the Property for which the Purchase Price has been separately allocated herein as long as the other party is not required to take title to any other property or to incur any further cost, expense, liability or delay. The Deposit of $2,000,000.00 in the event of any such exchange shall be allocated to 2101 Kennedy.


                                  SECTION VIII
                            VACATION OF CLEVELAND STREET

     If at the date of execution of this Purchase Agreement that part of Cleveland Street lying north of Kennedy Street and south of Summer Street has been or is in the process of being vacated, it is agreed between the parties that the easterly one-half of the vacated street shall accrue to the Land with the westerly one-half accruing to the property commonly known as 2001 Kennedy and the parties will execute and deliver such deeds as are necessary to accomplish the same. Seller shall pay the expenses of such vacation except that neither the Seller nor the Buyer shall have any obligation to pay any sums attributable to the value of the vacated street which the City may attempt to impose.


                                   SECTION IX
                                   WARRANTIES

     Seller warrants and represents to Buyer that the following statements are as of February 26, 1999, the date hereof, at closing and after closing to the extent hereinafter provided, will be true and accurate, except for such material changes (other than changes resulting from the affirmative and purposeful acts of Seller contemplated by the last paragraph of this Section IX), that Seller has notified Buyer in writing at the time of Seller's execution of this Purchase
Agreement:

          (a) Seller will have marketable and insurable record title to the Property as of closing, subject only to the Permitted Encumbrances listed on Exhibit B attached hereto and made a part hereof.

          (b) To the best of Seller's knowledge, the information supplied to Buyer pursuant to Section IV(a) hereof is complete and correct except for the materials described in the Option Agreement as "Exhibit D to the Purchase Agreement" and has been duly supplemented including, but not limited to, any new Other Agreements.

          (c) At closing, Seller shall (i) convey to Buyer by Warranty Deed the Property and convey by Warranty Bill of Sale the Personal Property to Buyer free of all encumbrances on the Property or any portion thereof except for the Permitted Encumbrances and other matters approved by Buyer pursuant to Section VI or as otherwise provided herein; and (ii) shall assign to the extent they are assignable, all of Seller's interest in the "Other Agreements" and the Leases, if any.

          (d) Seller has not received any notice nor are they aware of any pending or threatened action to take by eminent domain or by deed in lieu thereof all or any portion of the Property.

          (e) Seller shall be solely responsible for and shall pay on the date of closing any deferred tax or assessment, including, but not limited to, those referred to in Minnesota Statutes Section 273.11 (the so-called "Green Acres recapture"), catch-up or adjustment in future taxes due as a result of the Property having been classified under any designation authorized by law to obtain a special low ad valorem tax rate or receive either an abatement or deferment of ad valorem taxes.

          (f) Seller is not a "foreign person" as contemplated by Section 1445 of the Internal Revenue Code, and that at the closing Seller will deliver to Buyer a certificate so stating, in a form complying with the Federal tax law.

          (g) This Purchase Agreement and the documents, instruments and agreements to be executed by Seller pursuant to this Purchase Agreement have been, or will be on or before the date of closing, duly and validly authorized, executed and delivered by Seller and the obligations of Seller hereunder and thereunder are or will be valid and legally binding, and this Purchase Agreement and the documents, instruments and agreements to be executed and delivered by Seller pursuant to this Purchase Agreement are or will be upon such execution and delivery enforceable against Seller in accordance with their respective terms.

          (h) Except as shown by the materials described in Exhibit C and Exhibit D to the Purchase Agreement (as defined in the Option
     Agreement), except for acts of Buyer, as a possible tenant of the Property and the use by Buyer of hazardous materials, except for asbestos used as a building material for the Property and except for an underground fuel oil tank located north of 2101 Kennedy and an underground waste oil tank at 659 Cleveland, to the best of Seller's knowledge, Seller has not generated, manufactured, buried, spilled, leaked, discharged, emitted, stored, disposed of, used or released any Hazardous Substance (as hereafter defined) about the Property, except as may have occurred as a result of operating the Property and in any such event such activities were at all times in compliance with Environmental Laws (as hereinafter defined), and has not knowingly permitted any other party to do any of the same. Except for and to the extent of the matters specifically described in said Exhibit C and Exhibit D, except for acts of Buyer, as a possible tenant of the Property and the use by Buyer of hazardous materials, except for asbestos used as a building for the Property and except for an underground fuel oil tank located north of 2101 Kennedy and an underground waste oil tank at 659 Cleveland, Seller has received no notice of and has no actual knowledge, without inquiry (a) that any Hazardous Substance are or have ever been generated, manufactured, buried, spilled, leaked, discharged, emitted, stored, disposed of, used or released about the Property, except as hereinabove provided, or (b) of any, requests, notices, investigations, demands, administrative proceedings, hearings, litigation or other action proposed, threatened or pending relating to any of the Property and alleging non-compliance with or liability under any Environmental Law, or (c) that any above-ground or underground storage tanks or other containment facilities of any kind containing any Hazardous Substance are or have ever been located about the Property, or (d) that Seller's operations on the Property have been in compliance with all federal, state and local environmental laws, ordinances, rules and regulations, relating to the handling, storage and disposal of the Hazardous Material. For purposes hereof, Hazardous Substance means asbestos, urea formaldehyde, polychlorinated biphenyls, nuclear fuel or materials, radioactive materials, explosives, known carcinogens, petroleum products and by-products (including crude oil or any fraction thereof), and any pollutant, contaminant, chemical, material or substance defined as hazardous or as a pollutant or a contaminant in, or the use, manufacture, generation, storage, treatment, transportation, release or disposal of which is regulated by, any Environmental Law. For purposes hereof, Environmental Law means any federal, state, county, municipal, local or other statute, ordinance or regulation which relates to or deals with the protection of the environmental and/or human health and safety, including all regulations promulgated by a regulatory body pursuant to any such statute, ordinance, or regulation, including, the Comprehensive Environmental Response and Liability Act of 1980 ("CERCLA"), as amended, 42 U.S.C. Section 9601 et. seq., the Resource Conservation and Recovery Act ("RCRA"), as amended, 42 U.S.C. Section 6901 et. seq., the Federal Water Pollution Control Act, as amended, 33 U.S.C. Section 1251 et. seq., the Clean Air Act, as amended, 42 U.S.C. Section 7401 et. seq., and Minnesota Statutes Section 115B.01 et seq.

          (i) To the best of Seller's knowledge, no unrecorded condition, restriction, obligation or agreement not previously disclosed to Buyer pursuant to Section IV hereof shall exist which affect the Property or Buyer's ability to use the Property for the Current Uses.

          (j) To the best of Seller's knowledge, no portion of the Property is located within an area designated as a "flood plain" or "flood prone area" under any statute, regulation, or ordinance.

          (k) To the best of Seller's knowledge, the Property is free from any use or occupancy restrictions, except those imposed by zoning laws and regulations, and no part is dedicated or has been used as a cemetery or burial ground.

          (l) To the best of Seller's knowledge, except for the anticipated vacation of Summer and Cleveland Street, no fact or condition exists which would result in the termination of the current access to the Property from any presently existing streets and roads adjoining or situated on the Property or to any existing sewer or other utility facilities servicing, adjoining or situated on the Property. To the best of Seller's knowledge, all utilities needed for Current Uses are available to the Property.

          (m) There is no litigation at law or in equity, and no action, litigation, investigation or proceedings of any kind, including, but not limited to, administrative or regulatory authority, pending or threatened against the Property, or the Seller, or affecting the ability of Seller to consummate the transaction contemplated herein and Seller knows of no facts which could give rise to any such action, litigation, investigation or proceeding with respect to the Property or the Seller.

          (n) To the best of Seller's knowledge, there are no outstanding citations or notices of violations of any statutes, ordinances or regulations of any kind, with respect to the Property and to the best of Seller's knowledge, there are no structural defects in the Buildings including the roof, but the foregoing shall not be construed as a warranty for the roof of the Buildings.

          (o) To the best of Seller's knowledge, (i) the Property is zoned for the Current Uses without being in violation of any zoning classification, land use classification, environmental requirement, or any other use classification or building classification or requirement established by any entity or authority having legal jurisdiction or authority thereover, (ii) the Property contains no wells, and (iii) the Property does not contain any septic systems.

          (p) To the best of Seller's knowledge, except for the rights of existing tenants, if any, as tenants only, no other party has any right, title or interest in and to the Property, including the right to purchase the Property, except as set forth as a Permitted Encumbrance.

          (q) Except for requirements imposed by the City of Minneapolis relating solely to Buyer's anticipated improvements to the Property and not to preexisting conditions, Seller shall cure any violations of law or municipal ordinance, orders or requirements for which Seller had received a notice of violation prior to the closing which would affect the Buyer's use of the Property and which would be binding upon the Property or Buyer after the closing, it being understood that the Property is to be renovated upon its purchase and no such violation need be cured if as a result of the renovation the violation becomes moot.

          (r) Seller will use its best efforts to obtain tenant estoppel certificates from all tenants as provided in Section IV(e).

          (s) To the extent commercially reasonable after any condemnation and/or casualty to the Property, Owner will continue to operate, maintain and repair the Property as it is being currently operated, maintained and repaired.

          (t) Seller will maintain fire and extended coverage insurance for at least $8,000,000.00 on the 2101 Kennedy Building and $350,000.00 on the 659 Cleveland Building to the extent it can be economically purchased. It is assumed that any aggregate increases of less than one hundred percent (100%) of the current cost shall be economical.

          (u) Seller will not hereafter knowingly lease the Property to tenants who engage in the business of generation and/or storage of hazardous materials and will insert in all new leases hereafter entered into a prohibition of such business of generation and/or storage of hazardous materials but the foregoing shall not be breached if any tenant, without Seller's consent or knowledge engages in such activities. Seller will take appropriate action to terminate the rights of any tenant who violates such prohibition.

          (v) Seller, when it purchased the Property, was provided original Tenant Estoppel Certificates for the five tenants ("Five Tenants") in Suites 212 (Dwyer Sales), 309 (Sarah Ruplin), 312 (Schaffer Fine Art Services, Inc.), 319 (David Walter) and Suites 204 & 15 (Jeff Rabkin) indicating no renewal options existed despite lease language that may indicate otherwise. Seller has provided Buyer with copies of such Tenant Estoppel Certificates. Seller will not hereafter enter into any new leases or enter into any new renewals of any leases, which do not contain provisions allowing the landlord the right to terminate such lease upon three months notice in the event of a sale of the Property. Except for the Five Tenants and subject to the availability by the remaining tenants of bankruptcy laws or other laws that may delay the enforcement of landlord's remedies, Seller will use its best efforts to terminate existing leases prior to July 1, 2002 if with notice of Buyer's execution of this Purchase Agreement, Buyer agrees in writing to close on July 1, 2002 and not before.

          (w) Seller will continue through closing to maintain insurance coverages on the Property as required by the Option Agreement.

          (x) If not already done, the Seller, at its sole cost and expense, shall proceed immediately after the date of this Purchase Agreement to complete prior to the closing date the subdivision of the various parcels that will become the MT-BN Lot to be conveyed hereunder.

     None of the foregoing warranties shall be construed as a warranty as to the sufficiency of parking, it being understood that parking requirements are dependent on the usage of the Property by the Buyer.

     Except for the foregoing warranties, Buyer acknowledges that it is purchasing the Property in its "as is" condition relying solely on its inspection of the quantity and quality of the Property including the floor, the structural portions of the Property and the roof. The foregoing warranties will survive the closing until December 31, 2002 ("Final Action Date"). The parties agree that all actions commenced by Buyer against Seller based on such representations and warranties shall be deemed time barred unless such actions have been commenced prior to the Final Action Date or such claims are based on fraud, it being understood that except for claims based on fraud, Buyer shall be deemed to have released Seller for any claims based on such representations and warranties unless an action based thereon is commenced prior to Final Action Date.

     Seller covenants that, at any time prior to the closing, it has not and will not knowingly take(n) any affirmative action that would purposely cause the representations and warranties contained herein to be materially breached. The sole and exclusive remedy for Buyer under any theory of law for a breach by Seller of this covenant shall be the termination of this Agreement and the return of the Deposit pursuant to Section III(c), if Buyer chooses not to close. If Buyer chooses to close with knowledge of such breach by Seller, Buyer shall be deemed to have waived such breach.


                                     SECTION X
                                      CLOSING

     The closing of this transaction shall take place in the office of Title in Minneapolis, Minnesota on or before July 1, 2002, notwithstanding any other provision hereof to the contrary. Possession of the Property shall be deemed to have been given by Seller to Buyer coincident with the closing. The following procedure shall govern the closing:

          (a) Prior to closing, Seller shall deliver to Buyer and Title a copy of the proposed general Warranty Deed (the "Deed") which shall be in recordable form and shall convey good and marketable record title to the Property (using the legal descriptions set forth on the Title Commitment and the Survey) to Buyer, subject only to the Permitted Encumbrances and other matters approved by Buyer. If the form of the Deed does not comply with the provisions set forth above, the Seller shall promptly correct the same upon notice from either Buyer or the Title Company.

          (b) On or before the closing Seller shall deliver to the Title Company or Buyer the following:

               (i) the Deed, properly executed and acknowledged along with a standard form Seller's Affidavit;

               (ii) current real estate tax statements;

               (iii) any applicable owner's duplicate certificate(s) of title to the Property;

                (iv) intentionally deleted;

                (v) a warranty bill of sale properly executed for all Personal Property;

                (vi) properly executed assignments of all Seller's interest in and to the Leases and Other Agreements and which shall provide that Seller will indemnify and hold Buyer harmless from all claims under the foregoing which accrued on or prior to closing and Buyer shall agree to indemnify and hold Seller harmless from all claims under the foregoing which accrue after the closing;

                (vii) a well certificate as may be required by applicable law or in the event it is not required, a certification in the deed that there are no wells on the Property;

                (viii) an assignment of the Warranties and any other documents required by this Purchase Agreement;

                (ix) any other documentation reasonably requested by the Title Company in order to confirm the authority of the Seller to consummate this transaction or to permit the Title Company to issue to Buyer, upon completion of the closing, its Owner's Title Insurance Policy in an amount equal to the Purchase Price, subject only to those matters shown on the Commitment which were approved by Buyer (the "Title Policy"); Provided, however, that the foregoing shall not be construed to obligate Seller to provide any indemnity or to pay any sums not otherwise required to be paid by Seller hereunder;

                (x) such funds as may be required by Seller to pay closing costs or charges properly allocable to Seller.

          (c) On or before the closing, Buyer shall deliver to Title or Seller the following:

                (i) the balance of the cash due at closing, less any amounts for which Buyer is to receive a credit;

                (ii) such additional funds as may be required of Buyer to pay closing costs or charges properly allocable to Buyer.

          (d) After Title has received all of the items to be deposited with it, and when it is in a position to issue the Title Policy reflected by the approved Commitment, Title shall:

                (i) record the Deed;

                (ii) record any other instruments executed by the parties, or either of them, which are contemplated by this Purchase Agreement to be placed of record, instructing the Recorder's Office to return the same to the beneficiary thereof;

                (iii) issue to Buyer its Title Policy and deliver to Buyer all other documents to be herein delivered by Seller to the Title Company pursuant to this Purchase Agreement;

                (iv) charge Buyer for the recording cost of the Deed and one-half of the closing fee and any escrow fees, and the cost of any purchased title policy;

                (v) charge Seller for one-half of the closing fee and any escrow fees, recording any documents clearing title to the Property, any abstracting costs, and the cost of the title insurance commitment for Buyer;

                (vi) charge Seller for the full cost of any deed transfer, revenue or similar tax with respect to the sale of the Property;

                (vii) real estate taxes and installments of special assessments due and payable in the year of closing shall be prorated between the parties based on a calendar year and the date of closing. Seller shall pay all real estate taxes and installments of special assessments due in the year prior to the year of closing and earlier years including as provided in Section IX(e) hereof; Buyer shall pay all real estate taxes and installments of special assessments due and payable in the year subsequent to the year of closing and subsequent years;

                (viii) all bills for services, labor, materials, capital improvements or other charges of any kind or nature rendered to Seller or the Property prior to the closing date shall be borne by and paid by Seller;

                (ix) prepare closing statements for Seller and Buyer, respectively, indicating deposits, credits and charges (including allocation of current real property taxes) and deliver the same, together with a disbursement of funds, to any appropriate party.

                (x) credit Buyer with any applicable security deposits and prorate between the parties as of the date of closing all rents and other amounts due under the Leases and operating expenses for the Property.

     Any supplemental closing instructions given by any party shall also be followed by the Title Company provided the same do not conflict with any instructions set forth herein.


                                     SECTION XI
                                  DEFAULT BY BUYER

     In the event the transactions contemplated hereby fail to close as a result of a material default by Buyer of any of the terms of this Purchase Agreement, and such failure to close continues for a period of five (5) days after Seller notifies Buyer of such event, Seller may, at its option, elect as its exclusive remedy one of the following:

          (a) To terminate this Purchase Agreement as provided for by law and retain the Deposit as provided in Section III hereof; or

          (b) To enforce specific performance of Buyer's obligations herein to purchase the Property provided such action is commenced within one hundred eighty (180) days from such failure to close.


                                  SECTION XII
                                DEFAULT BY SELLER

     If Seller refuses to perform any of its obligations as set forth herein or is in material breach of any of its representations and warranties herein provided and such failure to perform or breach continues for a period of five
(5) days after Buyer notifies Seller of such event, Buyer may, at its option, elect one of the following remedies:

          (a) To terminate this Purchase Agreement by notice to Seller, in which event neither party shall have any further rights or obligations hereunder except that the Deposit exclusive of any interest thereon shall be returned to Buyer as provided in Section III hereof; or

          (b) To enforce specific performance of Seller's obligations hereunder, including specifically the conveyance of the Property in the condition required hereby provided such action is commenced within one hundred eighty (180) days from such failure to close.

Notwithstanding the foregoing, should Seller fail to terminate all leases (other than the leases with the Five Tenants) prior to July 1, 2002 after having received Buyer's notice with the execution of this Purchase Agreement that Buyer agrees to close on July 1, 2002 and not before then, Buyer may terminate this Purchase Agreement and upon such termination, Buyer shall be entitled to receive one hundred percent (100%) of the Deposit plus accrued interest therein as provided for in Section III(c) hereof.


                                     SECTION XIII
                                 EXPENSE OF ENFORCEMENT

     If either party brings an action at law or in equity to enforce or interpret this Purchase Agreement, the prevailing party in such action shall be entitled to recover reasonable attorneys' fees and court costs in addition to any other remedy granted.


                                   SECTION XIV
                                     BROKERS

     Seller warrants to Buyer that in connection with this transaction Seller has not taken any action which would result in any real estate broker's fee being due or payable to any party. Buyer warrants to Seller that in connection with this transaction Buyer has not taken any action which would result in any real estate broker's fee, finder's fee or other fee being due or payable to any party. Seller and Buyer respectively agree to indemnify, defend and hold harmless the other from and against any and all other claims, fees, commissions and suits of any real estate broker or agent with respect to services claimed to have been rendered for or on behalf of such party in connection with the execution of this Purchase Agreement or the transaction set forth herein.


                                    SECTION XV
                                       NOTICE

     All notices, demands and requests required or permitted to be given under this Purchase Agreement must be in writing and shall be deemed to have been properly given or served either by personal delivery or by the expiration of two (2) days after depositing the same in the United States mail, addressed to Seller or to Buyer, as the case may be, prepaid and registered or certified mail, return receipt requested, at the following addresses:

To Seller:      Hillcrest Development
                2424 Kennedy Street NE
                Minneapolis, Minnesota  55413
                Attention:  Scott M. Tankenoff

With Copy to:   Maun & Simon, PLC
                2000 Midwest Plaza Building West
                801 Nicollet Mall
                Minneapolis, Minnesota  55402
                Attention: Charles Bans

To Buyer:       R & D Systems, Inc.
                614 McKinley Place
                Minneapolis, MN 55413
                Attention:  Tom Oland, CEO

With Copy to:   Fredrikson & Byron, P.A.
                900 Second Ave. S
                Suite 1100
                Minneapolis, MN 55402
                Attention: Chuck Diessner


Rejection or refusal to accept or the inability to deliver notice hereunder because of changed address of which no notice was given shall be deemed to be receipt of the notice, demand or request. Any party shall have the right from time to time and at any time upon at least ten (10) days' written notice thereof, to change their respective addresses, and each shall have the right to specify as its address any other address within the United States of America.


                                 SECTION XVI
                                 CONDEMNATION

     In the event any portion of the Property is condemned or access thereto shall be taken, or in either case threatened, prior to the closing, and the taking renders the Property remaining unsuitable for the Buyer's anticipated use of the Property and Buyer notifies Seller in writing that it wishes to terminate this Purchase Agreement within thirty (30) days after written notice to Buyer of such condemnation action, then this Purchase Agreement shall terminate, neither party to this Agreement shall have any further liability to the other (except for Buyer's indemnity in Sections IV(a) and V(A) hereof) and Buyer shall be entitled to a partial refund of the Deposit as described in Section III(b) hereof.

     If the Purchase Agreement is not terminated pursuant to the preceding sentence, the Purchase Price of the Property shall not be affected, it being agreed that if the award is paid prior to the closing of this transaction, such amount, insofar as it pertains to the Property, shall be held in escrow and delivered to Buyer at the time of closing; and if the award has not been paid prior to the closing of this transaction, then at the closing Seller shall assign to Buyer all of its right, title and interest with respect to such award and shall further execute any other instrument requested by Buyer to assure that such award is paid to Buyer. If Buyer fails to timely close the transaction and this agreement is terminated by Seller, any escrowed condemnation proceeds will be paid to Seller.

     If Buyer does not terminate this Purchase Agreement, it shall have the right to contest the condemnation and/or the award resulting therefrom but such right shall terminate if Seller terminates this Purchase Agreement as a result of Buyer's default hereunder. If this Purchase Agreement is not terminated, the parties shall cooperate in defending any such taking and/or maximizing the amount of the award. Neither party will take any action relating to the taking, without the other party's written consent prior to closing.


                                   SECTION XVII
                         DAMAGE OCCURRING PRIOR TO CLOSING

     If, prior to the closing date, all or any part of the Property is substantially damaged by fire, casualty, the elements or any other cause, Seller shall immediately give notice to Buyer of such fact and at Buyer's option (to be exercised with thirty (30) days after Seller's notice), this Purchase Agreement shall terminate, in which event neither party will have any further obligations under this Purchase Agreement (except for Buyer's indemnity under Sections IV(a) and V(A) hereof) and Buyer shall be entitled to a partial refund of the Deposit as described in Section III(b) hereof. If Buyer fails to elect to terminate despite such damage, Seller whether the damage is substantial or not to the extent reasonably possible shall promptly commence to repair such damage or destruction to the Property's prior condition and to mitigate further damages using the qualities of materials and workmanship existing prior to the date of the casualty. If such damage shall be completely repaired prior to the closing date, then there shall be no reduction in the Purchase Price and Seller shall retain the proceeds of all insurance related to such damage. If such damage shall not be completely repaired prior to the closing date at Buyer's election
(i) Seller shall assign to Buyer all right to receive the proceeds of all insurance related to such damage, less costs incurred by Seller in mitigating damage or making repairs that are reimbursable by insurance then in force, and the Purchase Price shall remain the same or (ii) the closing shall be postponed pending complete restoration of the damage by Seller. For purposes of this Section, the words "substantially damaged" means damage that would cost $2,000,000.00 or more to repair.


                                  SECTION XVIII
                               INTENTIONALLY DELETED


                                     SECTION XIX
                                MERGER/BINDING AGREEMENT


     All previous negotiations and understandings between Seller and Buyer or their respective agents and employees with respect to the transactions set forth herein are merged in this Purchase Agreement which alone fully and completely express the parties' rights, duties and obligations. This Purchase Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, assigns, heirs and personal representatives.


                                     SECTION XX
                                INTENTIONALLY DELETED


                                    SECTION XXI
                                    GOVERNING LAW

     This Purchase Agreement shall be deemed to be a contract made under the laws of the State of Minnesota and for all purposes shall be governed and construed in accordance with the laws of said State.


                                    SECTION XXII
                                     ASSIGNMENT

     Buyer shall have the right to assign at closing its interest in this Purchase Agreement, provided that the assignee also becomes personally responsible for Buyer's obligations herein.

     IN WITNESS WHEREOF, the parties hereto have executed these presents intending to be bound by the provisions herein contained.

SELLER:                           BUYER:

Hillcrest Development             R & D Systems, Inc.


By:___________________________    By:____________________________
     Its:  General Partner           Its:


                          ACKNOWLEDGMENT BY TITLE

    Title hereby agrees to act as escrow agent pursuant to the foregoing terms, it being understood that Title shall not be liable to either party if it acts in good faith in the performance of its duties herein.

                                First American Title Insurance Company


                                By:
                                    Its:


                                 EXHIBIT A


                             LEGAL DESCRIPTION


                                  EXHIBIT B


                           PERMITTED ENCUMBRANCES


(a)  Building and zoning laws, ordinances, state and federal regulations.

(b)  Reservation of any mineral or mineral rights to the State of Minnesota.

(c) Real estate taxes and installments of special assessments due and payable in the year of closing and subsequent years.

(d) All rights of existing tenants of the Property as provided in Section IX(v) of the Purchase Agreement.

(e)  All matters that would be disclosed by a survey.

(f)  Common driveway easement recorded as Document No. 1178824.

(g) Parking easement dated _________________, 1999 between Seller, as Grantor, and Buyer, as Grantee.

(h)  Covenants and restrictions contained in quitclaim deed dated
     December 15, 1998 in favor of Seller relating to the MT-BN parking lot.

(i) Possible rights of UCare Minnesota as a tenant or a future tenant of the Property pursuant to a lease agreement originally covering a portion of 2001 Kennedy.

(j)  Sanitary sewer easement recorded as Document No. 1546011.


                                 EXHIBIT C


                             ENVIRONMENTAL REPORTS


                                  EXHIBIT D


                                   WARRANTS